November 10, 2015

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

This letter confirms that David Stiepleman and Jennifer Mello are authorized and designated to sign all securities related filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf. This authorization and designation shall be valid for three years from the date of this letter.

Very truly yours,

/s/ Ian Simmonds
Ian Simmonds